Exhibit 99.1

Dermata Therapeutics Provides Corporate Update and Reports First Quarter 2025 Financial Results

- Dermata announced positive topline results from its XYNGARI™ Phase 3 Spongilla Treatment of Acne Research (STAR-1) clinical trial, achieving all co-primary endpoints -

- Dermata entered into a Clinical Trial Collaboration Agreement with Revance Therapeutics to study DMT410 with DAXXIFY® for the treatment of axillary hyperhidrosis -

- Raised $8.8 million in gross proceeds from private placement and warrant inducement financings during the first quarter of 2025 -

SAN DIEGO, CA / ACCESS Newswire / May 14, 2025 / Dermata Therapeutics, Inc. (NASDAQ:DRMA)(NASDAQ:DRMAW) (“Dermata,” or the “Company”), a late-stage biotechnology company focused on the treatment of medical skin diseases and aesthetic applications, today highlighted recent corporate progress and reported financial results for the first quarter ended March 31, 2025.

“It was an exciting quarter for our team to announce positive topline results of the XYNGARI™ Phase 3 STAR-1 trial for the treatment of acne, which achieved statistically significant results of its three co-primary endpoints at all time points,” commented Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “Our team has spent many years working with this product and knew it had strong potential as a treatment for acne and we are happy to see that hard work has paid off with such positive results. We believe the consistent results from our previous clinical studies and this Phase 3 trial derisks the planned second Phase 3 trial and well positions XYNGARI™ to potentially be the first once-weekly, natural, topical treatment for moderate-to-severe acne, if approved. We are also excited to have partnered with Revance to study DMT410 with DAXXIFY® for the topical treatment of axillary hyperhidrosis,” continued Mr. Proehl. “We see a lot of potential uses for our DMT410 program and studying it in a Phase 2 study with a long-lasting botulinum toxin, like DAXXIFY®, could provide us with the data needed to show the clinical efficacy of DMT410 aiding in the topical delivery of a botulinum toxin,” concluded Mr. Proehl.

Corporate Highlights

●	Announced positive topline data from its XYNGARI™ Phase 3 STAR-1 clinical trial in moderate-to-severe acne. In March 2025, Dermata announced that its STAR-1 study met all primary endpoints by producing highly statistically significant results versus placebo at the end of study. In April 2025, Dermata also announced that XYNGARI™ achieved statistically significant separation from placebo after just 4 weeks, or only four treatments, further demonstrating its rapid onset of action. STAR-1 is the first of two Phase 3 clinical trials, the second of which will include a 9-month extension study, which the Company will need to complete prior to filing a new drug application with the U.S. Food and Drug Administration.

●	Signed Clinical Trial Collaboration Agreement for DMT410 with Revance. In January 2025, Dermata entered into a Clinical Trial Collaboration Agreement with Revance, where Dermata and Revance intend to conduct a Phase 2a trial to evaluate XYNGARI™, Dermata’s topical Spongilla product candidate, with DAXXIFY®, Revance’s botulinum toxin product, for the topical treatment of axillary hyperhidrosis. If successful, the companies may agree to further clinical development in hyperhidrosis and potentially other indications, like acne, rosacea, and facial aesthetics.

●	Raised $8.8 million in gross proceeds during the first quarter 2025. The funds raised during the first quarter 2025 are expected to fund Dermata’s operations into the first quarter of 2026.

Anticipated Upcoming Milestones

●	Initiate the second XYNGARI™ Phase 3 STAR-2 clinical trial in moderate-to-severe acne. With positive results from the STAR-1 trial, Dermata has begun the manufacturing campaign for the STAR-2 trial and plans to initiate the second Phase 3 trial of XYNGARI™ for the treatment of moderate-to-severe acne by the end of 2025. The STAR-2 trial will be followed by a 9-month extension study. Dermata has commenced discussions regarding potential partnerships for the STAR-2 trial and/or commercial rights to XYNGARI™.

●	Continue preparation of DMT410 Phase 2a clinical study with Revance. Dermata and Revance continue to collaborate on the final study design and start-up procedures to prepare for the Phase 2a clinical study of XYNGARI™ with DAXXIFY® for the topical treatment of axillary hyperhidrosis.

First Quarter 2025 Financial Results

As of March 31, 2025, the Company had $9.7 million in cash and cash equivalents, compared to $3.2 million as of December 31, 2024. The $6.6 million increase in cash and cash equivalents for the quarter ended March 31, 2025, resulted from approximately $8.5 million of financing proceeds offset by $1.9 million of cash used in operations. The Company expects its current cash resources to be sufficient to fund operations into the first quarter of 2026.

Research and development expenses were $1.3 million for the quarter ended March 31, 2025, compared to $1.6 million for the quarter ended March 31, 2024. The decrease in research and development expenses was the result of $0.1 million of decreased clinical trial expenses from the XYNGARI™ STAR-1 acne study, which completed enrollment during the fourth quarter of 2024, and $0.2 million of decreased stock-based compensation resulting from the cancellation of out-of-the-money stock options during the first quarter of 2024.

General and administrative expenses were $1.1 million for the quarter ended March 31, 2025, compared to $1.6 million for the same period in 2024. The decrease in general and administrative expenses resulted from $0.3 million of decreased stock-based compensation expenses and $0.2 million of decreased audit fees. Stock-based compensation attributable to general and administrative totaled $30K for the quarter ended March 31, 2025, compared to $0.4 million for the quarter ended March 31, 2024, which included a one-time charge for the cancellation of out-of-the-money stock options. Audit fees decreased from $0.4 million for the quarter ended March 31, 2024, to $0.2 million for the quarter ended March 31, 2025. The decrease in audit fees resulted from the Company’s use of one audit firm for 2025, whereas it had used two firms in 2024 after Meyer Hoffman McCann (CBIZ) (the Company’s former audit firm) stopped auditing public companies.

About Dermata Therapeutics

Dermata Therapeutics is a late-stage biotechnology company focusing on the treatment of medical skin diseases and aesthetic applications. The Company’s lead product candidate, XYNGARI™, recently achieved positive data in its first Phase 3 clinical trial and is the Company’s first product candidate being developed from its Spongilla technology platform. XYNGARI™ is a once-weekly, topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. In addition to acne, XYNGARI™ has been studied for the treatment of psoriasis and rosacea. The Company’s second product candidate, DMT410, uses its XYNGARI™ product candidate as a new method for needle-free intradermal delivery of botulinum toxin for the treatment of multiple aesthetic applications and medical skin diseases like hyperhidrosis, acne, and rosacea. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors including, but are not limited to, statements related to: expectations with regard to the timing of meetings and/or responses from submissions with regulatory bodies; expectations with regard to the timing of submission of an NDA; the uncertainties inherent in clinical trials including enrolling an adequate number of patients on time or to be completed on schedule, if at all; timing and ability to generate clinical data; expectations with regard to the nature of any clinical data; expectations with regard to any potential partnership opportunities for any of the Company’s product candidates; the Company’s expectations with regard to current cash and cash equivalents and the amount of time they will fund operations; the success, cost, and timing of its product candidates XYNGARI™ and DMT410 development activities and ongoing and planned clinical trials; and whether the results of any ongoing or planned clinical trials of XYNGARI™ or DMT410 will lead to future product development. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval, and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

DERMATA THERAPEUTICS, INC.

Balance Sheets

In thousands USD	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Cash and cash equivalents	$9,719	$3,162
Prepaid expenses and other current assets	286	372
Total assets	10,005	3,534
Liabilities
Accounts payable	1,395	808
Accrued liabilities	1,308	1,165
Total liabilities	2,703	1,973
Equity	7,302	1,561
Total liabilities and equity	$10,005	$3,534

DERMATA THERAPEUTICS, INC.
Statements of Operations
(unaudited)

	Quarter Ended March 31,
In thousands, except share and per share data	2025	2024
Operating expenses
Research and development (1)	$1,281	$1,600
General and administrative (1)	1,058	1,603
Total operating expenses	2,339	3,203
Loss from operations	(2,339)	(3,203)
Interest income	36	69
Net loss	$(2,303)	$(3,134)

Net loss per common share, basic and diluted	$(0.45)	$(7.06)
Weighted average common shares outstanding, basic and diluted	5,154,698	443,998

(1) Includes the following stock-based compensation expense
Research and development	$8	$237
General and administrative	$29	$350

Investors:

Cliff Mastricola
Investor Relations
cmastricola@dermatarx.com

SOURCE: Dermata Therapeutics